Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 28, 2005

by and between

TABERNA REALTY FINANCE TRUST,

TCM MERGER SUB, LLC

AND

TABERNA CAPITAL MANAGEMENT, LLC

AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of April 28, 2005, by and between TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust (the “Trust”), TABERNA CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Company”) and TCM MERGER SUB, LLC, a Delaware limited liability company (“TCM MERGER”).

RECITALS

A.	The Board of Trustees of the Trust, the Board of Managers of the Company, and the Board of Managers of TCM Merger each has determined that it is advisable and in the best interests of their respective companies, shareholders and/or members that upon the terms and subject to the conditions set forth in this Agreement, TCM Merger will merge, in accordance with the laws of the State of Delaware, with and into the Company (the “Merger”) with the Company being the surviving entity of the merger.

B.	As a result of the Merger, the Company will survive and become a wholly owned subsidiary of the Trust.

C.	In the Merger, Cohen Brothers, LLC, the sole holder of membership interests of Dekania Investors, LLC, the sole holder of membership interests in the Company, will receive common shares of beneficial interest, par value $0.01 per share, of the Trust (“Trust Common Shares”), including 500,000 Trust Common Shares that relate to a $5.0 million cash capital contribution made by Cohen Brothers, LLC to the Company.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as hereinafter defined), TCM Merger shall be merged with and into the Company in accordance with the Delaware Limited Liability Company Act (the “Act”), whereupon the separate company existence of TCM Merger shall cease and the Company shall be the surviving company in the merger (the “Surviving Company”).

(b) The Merger shall have the effects set forth in the Act. Accordingly, from and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities, liabilities and duties of the Company and TCM Merger.

Section 1.2. Effective Time. The parties shall execute and file a Certificate of Merger or other appropriate documents in accordance with the Act, and shall make all other filings or recordings required with respect to the Merger under the Act. The Merger shall become effective at the time of acceptance for filing by the Department of the State of Delaware of the Certificate of Merger.

Section 1.3. Tax Treatment. The parties intend that the Merger qualifies as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties hereto agree not to take any position for United States federal income tax purposes inconsistent with such intended treatment.

Section 1.4. Charter and Bylaws. The certificate of formation, as amended (the “Charter”) and the Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of the Company, as set forth in Exhibits A and B hereto, shall become the Charter and the Operating Agreement of the Surviving Company upon the Effective Time until further amended in accordance with applicable Delaware law.

Section 1.5. Managers. The Board of Managers of TCM Merger immediately prior to the Effective Time shall be the Board of Managers of the Surviving Company from and after the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter and the Operating Agreement of the Surviving Company, or as otherwise provided by law.

Section 1.6. Officers. The officers of TCM Merger immediately prior to the Effective Time shall be the officers of the Surviving Company from and after the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the Charter and the Operating Agreement of the Surviving Company, or as otherwise provided by law.

Section 1.7. Additional Actions. If, at any time after the Effective Time, the Surviving Company determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of TCM Merger by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and members shall be authorized to execute and deliver, in the name and on behalf of TCM Merger, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of TCM Merger, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Company or otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECTS OF THE MERGER;

EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Membership Interests

(a) Conversion of Membership Interests of TCM Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any membership interests of TCM Merger (“TCM Merger Membership Interests”), all outstanding TCM Merger Membership Interests shall automatically be converted into the sole Company Membership Interest (defined below).

(b) Conversion of Membership Interests of the Company. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any membership interests in the Company (the “Company Membership Interests”):

(i) Merger Consideration. All of the outstanding Company Membership Interests shall be converted into and become 1,995,000 fully paid and nonassessable Trust Common Shares (the “Merger Consideration”);

(ii) Share Certificates. At the Effective Time, any certificate representing Company Membership Interests will be deemed for all purposes to evidence the applicable number of Trust Common Shares until such certificate is exchanged for a certificate representing Trust Common Shares. Following the Effective Time, the Trust shall issue to the members of the Company certificates representing the Merger Consideration upon surrender by members of the Company of any certificates representing Company Membership Interests, properly endorsed for transfer, representing all of the Company Membership Interests, together with such other documents as may be reasonably requested by the Trust in connection therewith; and

(c) Legends. All certificates representing Trust Common Shares issued in the Merger shall bear a restrictive legend in substantially the form set forth below (or a legend of like effect) in conspicuous type (together with any other legends required by law or otherwise placed on such certificates):

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY UPON REGISTRATION UNDER THE SECURITIES ACT AND THE STATE ACTS OR PURSUANT TO AN EXEMPTION THEREFROM.

THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT, DATED APRIL 28, 2005.

In addition, all such certificates shall bear an appropriate restrictive legend specifying that the Trust Common Shares represented by such certificate are held by an affiliate of the Trust (or, in the absence of such a legend, an appropriate notation shall be made in the records of the Trust and/or appropriate stop-transfer instructions shall be issued to the transfer agent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of the Company. The Company represents and warrants to TCM Merger and the Trust as follows:

(a) Organization, Standing and Limited Liability Company Power of the Company. The Company is a limited liability company organized and validly existing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a material adverse effect on the business, properties, financial condition, results of operation or prospects of the Company (a “Company Material Adverse Effect”).

(b) Capital Structure. On the date of this Agreement, 10 units of Company Membership Interests are the only outstanding membership units of the Company. There are no membership units of the Company reserved for issuance. As of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which such entity is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any membership units or other ownership interests of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to the Company).

(c) Authority; Noncontravention. The Company has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions of this Agreement does not and will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under the Charter or the Operating Agreement of the Company.

(d) Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of any of the transaction contemplated herein, nor is there any judgment, decree, injunction, rule or order of governmental entity or arbitrator outstanding against the Company having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

(e) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with the Merger or based upon arrangements made by or on behalf of the Company.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Termination. This Agreement may be terminated and abandoned by action of the Board of Trustees of the Trust, Board of Managers of each of the Company or TCM Merger at any time prior to the Effective Time, whether before or after approval by the members of the Company and the members of TCM Merger.

Section 4.2. Approval. The respective obligation of each party to effect the Merger is subject to adoption by the requisite vote of the members of TCM Merger and the members of the Company pursuant to the Act.

Section 4.3. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	if to TCM Merger or the Company to

Taberna Capital Management, LLC

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

(b)	if to the Trust, to

Taberna Realty Finance Trust

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

Section 4.4. Amendments. The Board of Managers of each of TCM Merger and the Company may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of the Agreement by the members of TCM Merger and the members of the Company shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the membership interests of either TCM Merger or the Company, (2) materially alter or change any term of the Charter to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any membership interests of TCM Merger or the Company.

Section 4.5. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Agreement.

Section 4.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 3.1 are not intended to confer upon any person other than the parties hereto any rights or remedies.

Section 4.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, each of the Company, TCM Merger and the Trust has executed this Agreement, or has caused this Agreement to be executed on its behalf by a representative duly authorized, all as of the day and year first above written.

TABERNA REALTY FINANCE TRUST

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Chief Legal Officer and Secretary

TCM MERGER SUB, LLC

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

TABERNA CAPITAL MANAGEMENT, LLC

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

EXHIBIT A

CHARTER OF THE COMPANY

i

EXHIBIT B

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT OF THE COMPANY

ii

i